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                                                                 EXHIBIT 5.1


                               December 21, 1995





Bell Industries, Inc.
11812 San Vicente Boulevard
Los Angeles, California  90049-5069

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on December 21, 1995, in connection with the registration by Bell Industries, Inc. (the "Company") of 500,000 shares of the Company's Common Stock (the "Shares") that may be offered and issued by the Company from time to time in connection with acquisitions of other businesses or properties by the Company, and which may be resold or reoffered by persons who acquire such shares pursuant to the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said offer and sale of the Shares, and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

         Based on these examinations, it is our opinion that upon completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the sale and issuance of the Shares, such Shares when sold and issued in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.


                                                   Very truly yours,



                                                   Irell & Manella